Exhibit 10.26

2006 Senior Management Incentive Bonus Program

Approved by the Compensation Committee on February 6, 2006

This 2006 Senior Management Incentive Bonus Program (the “Bonus Plan”) has been developed to provide incentive compensation to participating members of senior management (“Participants”) of Concentra Inc. (the “Corporation”) based on a combination of three factors: the Corporation’s consolidated EBITDA performance (or, for Business Unit leaders, his or her respective Business Unit’s EBITDA performance), the Corporation’s consolidated revenue performance (for Business Unit leaders, his or her respective Business Unit’s revenue performance), and each Participant’s individual achievement of identified personal objectives. The Bonus Plan also contains a discretionary component for superior performance. Participants in the Bonus Plan include members of the Corporation’s senior management designated by the President and CEO and approved by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is responsible for administering the Bonus Plan.

A.	Bonus Plan Applicable to Members of Senior Management other than the Executive Vice President and Chief Financial Officer (“CFO”): EBITDA Performance, Revenue Performance, and Personal Objective Components.

Each Participant other than the CFO will be eligible for incentive compensation of up to a specified percentage of base salary (“Bonus Potential”), with payment of a specified percentage of such Bonus Potential based upon the Corporation’s (or respective Business Unit’s) achievement of its EBITDA performance goal (“EBITDA Performance”), a specified percentage of such Bonus Potential based upon the Corporation’s (or respective Business Unit’s) achievement of its revenue performance goal (“Revenue Performance”), and a specified percentage based on the Corporation’s determination of the Participant’s achievement of his or her identified personal objectives (“Personal Objectives”).

Each Participant’s personal Bonus Potential and percentage of Bonus Potential attributable to achievement of respective EBITDA Performance goals, Revenue Performance goals, and Personal Objectives are set forth in Exhibit A.

1. EBITDA Performance and Revenue Performance

Once certain minimum thresholds are met, each Participant, other than the CFO, will receive incentive compensation of up to their EBITDA Performance percentage of such Participant’s Bonus Potential, and each Participant, other than the CFO, will receive incentive compensation of up to their Revenue Performance percentage of such Participant’s Bonus Potential, as outlined in Exhibits B and C.

Exhibit B sets forth the Minimum, Target, and Maximum EBITDA and Revenue Performance Goals for each Participant. Exhibit C sets forth the Bonus Payments at the Minimum, Target, and Maximum Performance levels. As the Company (or respective Business Unit) achieves the Minimum, Target, or Maximum EBITDA Performance Goal set forth for each Participant, the Participant will receive the respective Minimum, Target, or Maximum Incremental Bonus set forth on Exhibit C. Similarly, as the Company (or respective Business Unit) achieves the Minimum, Target, or Maximum Revenue Performance Goal set forth for each Participant, the Participant will receive the respective Minimum, Target, or Maximum Incremental Bonus set forth on Exhibit C. For performance between the Minimum and Target Performance levels, or between the Target and Maximum Performance levels, the Bonus would increase ratably from the Minimum Incremental Bonus levels, through the Target Incremental Bonus levels, and be capped at the Maximum Incremental Bonus levels.

2. Personal Objectives

Irrespective of the achievement of the EBITDA and Revenue Performance goals set forth above, each Participant will receive incentive compensation of up to a specified percentage of base salary based on the Corporation’s determination of his or her personal achievement of Personal Objectives during 2006. For each Participant other than the President and CEO, such Participant’s personal objectives will be developed by the CEO, and the CEO will recommend to the Committee a percentage reflective of his determination of the Participant’s achievement of the stated objectives. The President and CEO’s personal objectives will be developed by the Committee, and the Committee will assign a percentage reflective of its determination of the President and CEO’s achievement of the stated objectives.

B.	Bonus Plan Applicable to Executive Vice President and Chief Financial Officer.

The CFO will receive incentive compensation of up to the percentage of base salary set forth on Exhibit A based on the Corporation’s determination of his personal achievement of specific personal objectives during 2006. The CFO’s personal objectives will be developed by the CEO, and the CEO will recommend to the Committee a percentage reflective of his determination of the CFO’s achievement of the stated objectives.

C.	Discretionary Superior Performance Component

As an additional component of the Bonus Plan, the Corporation may at the discretion of the Committee set aside an additional amount in a Superior Performance Bonus Pool, for payment to such Participants (other than the President and CEO) in such amounts as shall be determined by the President and CEO. The Committee shall determine the amount, if any, for such Bonus to be paid to the President and CEO.

D.	Other Provisions, Conditions, and Requirements.

For all Participants, the Bonus Plan is subject in all respects to the following:

1. The Corporation will make payments due under the Bonus Plan promptly after the completion of its annual audit in February or March of 2007. The Corporation’s computation of EBITDA must reflect a deduction of the amounts necessary to establish an accrual sufficient to provide for all payments under the Bonus Plan.

2. The Committee may adjust any financial target contained in the Bonus Plan based on the Committee’s assessment of unusual events, or based on the effects of any acquisition by the Corporation or other factor it deems inappropriately influenced the Corporation’s actual performance (whether positively or negatively), as compared to the circumstances which were present at the time of the adoption of the Bonus Plan.

3. The earning and payment of any and all amounts under this Bonus Plan are subject in all respects to the Corporation’s standard policies with respect to the earning and payment of bonus and incentive compensation. Among other things, those policies require that a Participant be employed in good standing on the date on which payment of bonus or incentive compensation is made to earn and be eligible to receive any such compensation.

4. The administration of the Bonus Plan, including all computations, payments, and determinations, falls under the authority of the Committee, and its findings with respect to any matter under the Bonus Plan are final.

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